Exhibit 99.1

NEWS RELEASE

Contacts:	Raymond J. Pacini
Chief Executive Officer
California Coastal Communities, Inc.
(949) 250-7781

CALC Reports Release of Coastal Commission Staff’s Report

- Commission’s Hearing Scheduled for April 14, 2005

IRVINE, California, April 4, 2005 – California Coastal Communities, Inc. (NASDAQ: CALC) reported that  the California Coastal Commission’s staff has released its report related to the Coastal Development Permit (“CDP”) application filed by the Company’s subsidiaries, Hearthside Homes and Signal Landmark, to develop 349 homes on 68 acres of the upper bench of the Bolsa Chica mesa.  The Commission’s staff is recommending approval of the Company’s CDP application subject to a number of conditions.  While the Company agrees with the staff’s overall recommendation for approval of its CDP application, there are certain permit conditions recommended by staff to which the Company objects.  Foremost among these objectionable conditions is an unprecedented recommendation that buffers between development and environmentally sensitive habitat areas be increased from a minimum of 150 feet to 100 meters, which is 328 feet.  The Company will vigorously pursue its position before the Coastal Commission that its application, including buffers which average 274 feet, is consistent with the requirements of the Coastal Act.  However, if the Commission adopts the staff’s recommendation for 100-meter buffers, along with staff’s expanded ESHA delineation, it would further reduce the Company’s planned development area by approximately nine acres, or 13%.

The hearing on the Company’s permit application has been scheduled for April 14, 2005 in Santa Barbara, California.  The Commission’s staff report is available for public review on the Commission’s web site at http://www.coastal.ca.gov/web/mtgcurr.html (see Agenda Item 7.a.).

Raymond J. Pacini, CEO of the Company, stated:  “While we are pleased that Commission staff is recommending approval of our permit, we are strongly opposed to their recommendation to increase the width of the buffers.  The buffers in our proposed plan average 274 feet, which is greater than the Commission has required in any other project we have been able to find. There is absolutely no scientific justification or precedent for their position.  Our team of biologists conducted exhaustive field studies over the last five years which concluded that our buffers are more than adequate for the protection of the environmentally sensitive areas. We believe that our plan is in total compliance with the Coastal Act and we remain hopeful that a majority of the Coastal Commission will agree.”

In January 2005, the Company submitted a modified CDP application for a project consisting of 349 homes to be built on only 68 acres of the approximately 105-acre upper bench of the Bolsa Chica mesa.  The Company made substantial changes to its development plan in response to issues raised with respect to the prior CDP application at the Coastal Commission’s October 13, 2004 hearing. This new application preserved habitat for the burrowing owl and southern tarplant, established wider buffers and eliminated uses that were viewed by the Coastal Commission as inconsistent with the buffer area, such as public parking spaces, trails, park improvements, and water quality facilities.    These modifications resulted in a nine-acre, or 12%, reduction in the proposed development area and a corresponding decrease of 30 homes in the plan.

As previously reported, in August 2004, the State’s Wildlife Conservation Board approved an agreement to purchase the Company’s 103-acre lower bench of the Bolsa Chica mesa for $65 million.  The sale transaction is subject to receipt of the CDP and shareholder approval; therefore, no assurance can be given that the transaction will be completed.  In addition, upon issuance of grading permits the Company will offer to dedicate 51 acres of additional land on the Huntington Mesa to the County of Orange to complete the 105-acre Harriett M. Wieder Regional Park.

The Company does not believe that the Coastal Commission process will prohibit development of a planned community at Bolsa Chica; however, there can be no assurance in that regard, or as to when development could commence, the number of acres or homes the Company will be permitted to develop, or that further litigation or administrative delay will not result.

The Company is a residential land development and homebuilding company operating in Southern California. The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc.  Signal Landmark owns 208 acres on the Bolsa Chica Mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, CA, along with an additional 100 acres on a mesa south of the Bolsa Chica wetlands.  Hearthside Homes, Inc. has delivered over 1,700 homes to families throughout Southern California over the last ten years.

Prohibition Against Becoming a 5% Stockholder and No Further Acquisitions by Current 5% or Greater Stockholders

Unless the Company has previously consented in writing (i) no stockholder holding less than 5% of the outstanding shares of Common Stock may acquire additional shares of Common Stock in an amount that would take such holder to 5% or more; and (ii) no current 5% or greater stockholder may acquire any additional shares. The foregoing prohibition is contained in the Company’s charter documents, in order to preserve the tax benefits of the Company’s $164 million of net operating loss carryovers (“NOLs”). All acquisitions of the Company’s Common Stock in violations of its charter prohibitions are null and void, and the Company is empowered to effectively rescind such acquisitions.  The Company may entertain requests for permission to exceed the limitations on stock acquisitions in the future if the Company’s board of directors determines that such acquisitions would not jeopardize the Company’s ability to preserve and use its NOLs.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to statements about the Company’s plans, objectives, goals, expectations and intentions, the timing and outcomes of real estate development, the timing and outcomes of regulatory approval processes or administrative proceedings, and other statements contained herein that are not historical facts.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of the Company’s control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the demand for residential real estate; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development and construction; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation; and other risks discussed in the Company’s past and future filings with the Securities and Exchange Commission.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements. The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

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